                                                                  Rule 424(b)(3)
                                                 Registration Stmt. No. 33-63343
Pricing Supplement No. 1                                Dated: February 22, 1996

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated February 15, 1996)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $50,000,000      Trade Date: 2/22/96
Issue Price:           100%             Original Issue Date: 2/27/96
Interest Rate:         5.98%            Net Proceeds to Issuer: $49,750,000
Stated Maturity Date:  2/27/01          Agent's Discount or Commission: $250,000
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Interest Payment Dates: Semiannually on each March 15
                    and September 15 and at Maturity
                    Commencing on March 15, 1996

Day Count Convention:
       ( X )  30/360 for the period from February 27, 1996 to February 27, 2001
       (  )   Actual /360 for the period from         to
       (  )   Actual/Actual for the period from       to
Redemption:
       ( X )  The Notes cannot be redeemed prior to the Stated Maturity Date.
       (  )   The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
       ( X )  The Notes cannot be repaid prior to the Stated Maturity Date.
       (  )   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):

Currency:
         Specified Currency:
                (If other than U.S. dollars, see attached)
         Minimum Denominations:
                (Applicable only if Specified Currently is other than U.S. dollars)

Original Issue Discount: (  ) Yes   ( X ) No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    ( X ) Book-Entry    (  ) Certificated

            Lehman Brothers  X  Citicorp Securities, Inc.   Goldman, Sachs & Co.
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   Merrill Lynch & Co.    CS First Boston     Morgan Stanley & Co. Incorporated
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